EHXIBIT INDEX

1.5 Consent in Writing in Lieu of Meeting of Board of Directors of IDS Life Insurance Company of New York establishing accounts 15, 16, 17, 18 and 19 on March 29, 2001

9. Opinion of counsel and consent as to its use to the legality of the securities being registered

10.      Consent of Independent Auditors

14. Power of Attorney to sign Amendments to this Registration Statement, dated April 25, 2001